SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

February 28, 2007

To Our Limited Partners:

You are cordially invited to attend the 2007 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Wednesday, April 25, 2007 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. We also have enclosed our 2006 Annual Report and Form 10-K for the fiscal year ended December 31, 2006.

The board of directors of our general partner has called this annual meeting for you to consider and act upon (i) the election of three Class II directors to our general partner’s board of directors to serve until the 2010 annual meeting of limited partners and (ii) the amendment of the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan. The board of directors of our general partner unanimously recommends that you approve these proposals. I urge you to read the accompanying proxy statement for further details about the proposals.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and

Chief Executive Officer of Magellan GP, LLC,

general partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 25, 2007

To the Unitholders of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 25, 2007 at 10:00 a.m. Central Time to consider the following matters:

1. The election of three Class II directors to our general partner’s board of directors to serve until the 2010 annual meeting of limited partners;

2. The amendment of the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan; and

3. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.

Only unitholders of record at the close of business on February 23, 2007 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan

GP, LLC, as general partner of Magellan Midstream

Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

February 28, 2007

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 25, 2007

These proxy materials, which we will begin mailing to our unitholders on or about March 7, 2007, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at our 2007 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 25, 2007 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma. Holders of record of common units at the close of business on February 23, 2007 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposals

At our 2007 annual meeting of limited partners, we are asking our unitholders to consider and act upon the election of three Class II directors to serve until our 2010 annual meeting (the “Class II Director Election Proposal”) and the amendment of the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated (the “LTIP”), to increase the total number of common units authorized to be issued under the LTIP (the “LTIP Amendment Proposal”).

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposals.

Vote Required

Class II Director Election Proposal

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A unitholder eligible to vote on the Class II Director Election Proposal may: (1) vote for the election of all of the nominees named herein; (2) withhold authority to vote for all of the nominees; or (3) vote for the election of one or two of the nominees and withhold authority to vote for the other nominee(s). Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

LTIP Amendment Proposal

According to the NYSE rules, adoption of the LTIP Amendment Proposal requires the affirmative vote of a majority of the votes cast at the annual meeting by unitholders, provided that the total votes cast represent over

50% in interest of all units entitled to vote on the proposal at the annual meeting. A unitholder entitled to vote may, with respect to the LTIP Amendment Proposal: (1) vote for the proposal; (2) vote against the proposal; or (3) abstain from voting on the proposal. Assuming the presence of a quorum, abstentions will not affect the determination of whether the required vote is obtained because this determination is based on the votes cast, not on the number of outstanding units.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 25, 2007 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 25, 2007 will be counted.

Outstanding Common Units Held on Record Date

As of the record date, there were 66,546,297 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are $6,000, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

470 West Avenue

Stamford, Connecticut 06902

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2007 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

CLASS II DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have a separate board of directors and do not have any employees. We are managed and operated by the officers of, and are subject to the oversight of the directors of, our general partner. The total number of directors on our general partner’s board of directors is currently set at eight and there is one vacancy.

The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors will be elected and, upon election, directors in that class will serve for a term of three years, subject to a director’s earlier resignation or removal.

At the 2007 annual meeting, our unitholders will consider and act upon a proposal to elect three Class II directors to our general partner’s board of directors to serve until the 2010 annual meeting of limited partners.

Each of the Class II nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class II director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee or nominees.

Information concerning the three Class II director nominees, along with information concerning the current Class III and Class I directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS II DIRECTOR NOMINEES — If Elected, Term Expires at the 2010 Annual Meeting of Limited Partners

John P. DesBarres, 67, has served as an independent director of our general partner since May 19, 2005. He is currently a private investor in Park City, Utah. He was formerly Chairman, President and Chief Executive Officer (“CEO”) of Transco Energy Company (“Transco”) until his retirement in 1995. Prior to joining Transco in 1991, he was Chairman, President and CEO for Santa Fe Pacific Pipelines, Inc. Mr. DesBarres also currently serves as a board member for American Electric Power Company, Inc. and for the general partner of Penn Virginia Resource Partners, L.P. Mr. DesBarres’ nomination was recommended by our general partner’s board of directors.

Patrick C. Eilers, 40, has served as a director of our general partner since June 17, 2003. He has served as a director of Magellan Midstream Holdings GP, LLC (“MGG GP”), the general partner of Magellan Midstream Holdings, L.P. (NYSE: MGG) (“MGG”), an affiliate that owns our general partner, since April 17, 2003. In addition, since December 21, 2005, Mr. Eilers has served as a director of MGG Midstream Holdings GP, LLC (“MGG Holdings GP”), the general partner of MGG Midstream Holdings, L.P., which is the owner of MGG’s general partner. Mr. Eilers is a Director of Madison Dearborn Partners, LLC overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc. from 1995 to 1997 and as an Associate with IAI Venture Capital, Inc. from 1990 to 1994 while playing professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers’ nomination was recommended by our general partner’s board of directors.

Thomas T. Macejko, Jr., 32, has served as a director of our general partner since January 29, 2007. He has served as a director of the general partner of MGG since January 26, 2007. Mr. Macejko is a Vice President of Madison Dearborn Partners, LLC. Prior to joining Madison Dearborn Partners, LLC as a Vice President in 2004, Mr. Macejko attended Northwestern University J.L. Kellogg Graduate School of Management. From 1998 through 2002, he was an analyst with Madison Dearborn Partners, LLC and Deutsche Banc Alex. Brown. Mr. Macejko’s nomination was recommended by our general partner’s board of directors.

CLASS III DIRECTORS — Term Expires at the 2008 Annual Meeting of Limited Partners

James R. Montague, 59, has served as an independent director of our general partner since November 21, 2003. He served from December 2001 to October 2002 as President of EnCana Gulf of Mexico, Inc., which is in the oil and gas exploration and production business. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper Company’s mineral holdings. Mr. Montague is also a director of Atwood Oceanics, Inc. and the general partner of Penn Virginia Resource Partners, L.P.

Don R. Wellendorf, 54, is currently Chairman of the Board and has served as a director and President and CEO of our general partner since November 15, 2002. He has served as President and CEO of the general partner of MGG since June 17, 2003 and as the Chairman of that board since December 21, 2005. Mr. Wellendorf also served as President and CEO of our former general partner from May 13, 2002 until November 15, 2002 and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer (“CFO”) of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”). Prior to Williams’ merger with MAPCO Inc. (“MAPCO”), he served in various management positions since joining MAPCO in 1979.

CLASS I DIRECTOR NOMINEES — Term Expires at the 2009 Annual Meeting of Limited Partners

George A. O’Brien, Jr., 59, has served as an independent director of our general partner since December 12, 2003. Mr. O’Brien is currently the President and CEO of Pacific Lumber Company. From 1988 until 2005, he worked for International Paper Company where he served as Senior Vice President of Forest Products responsible for its forestry, wood products, minerals and specialty chemicals businesses. Other responsibilities during his tenure at International Paper Company included corporate development, CFO of its New Zealand subsidiary and operations management.

Thomas S. Souleles, 38, has served as a director of our general partner since December 13, 2004. He has served as a director of the general partner of MGG since December 13, 2004. In addition, Mr. Souleles has served as a director of MGG Holdings GP since December 21, 2005. Mr. Souleles has been employed by Madison Dearborn Partners, LLC since 1995 where he serves as a Managing Director and concentrates on investments in the basic industries sector. He is also a director of Great Lakes Dredge & Dock Corporation and Packaging Corporation of America.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF JOHN P. DESBARRES, PATRICK C. EILERS AND THOMAS T. MACEJKO, JR. TO CLASS II OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

LTIP AMENDMENT PROPOSAL

Pursuant to a recommendation of the compensation committee of our general partner’s board of directors (our “Compensation Committee”) on January 25, 2007, our general partner’s board of directors has approved an amendment to our LTIP, subject to unitholder approval, that will increase the total number of common units authorized to be issued under the LTIP from 1,400,000 to 3,200,000. If the amendment is approved, it will be effective as of the date of the annual meeting of limited partners. Our general partner’s board of directors believes that this amendment is necessary in order to continue (i) aiding in the retention of key employees who are important to the success of our organization; (ii) motivating employee contributions toward long-term value through ownership in our organization; and (iii) aligning potential increases in compensation to increases in financial results that drive unitholder value.

For a more complete description of the proposed amendment, please see “Proposed Amendment to the LTIP” below and a copy of the First Amendment to the LTIP included as Annex A to this Proxy Statement (the “LTIP Amendment”). For a more complete description of the LTIP generally, please see “Summary Description of the LTIP” below. A copy of the LTIP is included as Annex B to this Proxy Statement. The statements made in this Proxy Statement with respect to the LTIP Amendment Proposal should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the LTIP Amendment and the LTIP, which are incorporated by reference herein from Annex A and Annex B.

Proposed Amendment to the LTIP

As of the date hereof, we have granted awards under the LTIP to independent directors of our general partner’s board of directors, executive officers of our general partner and to certain employees of an affiliate that provide services to us, which totals approximately 100 individuals. Out of the initial 1,400,000 common units authorized at the time of our initial public offering in February 2001, approximately 327,000 common units are currently available to be awarded under the LTIP. As a result of future LTIP awards that may be awarded in connection with our compensation strategy or acquisitions, our general partner’s board of directors recommends an amendment to the LTIP to increase the total number of common units authorized to be issued under the LTIP from 1,400,000 to 3,200,000. Our general partner’s board of directors believes that this amount would be sufficient for a reasonable period of time.

Summary Description of the LTIP

Two types of awards may be granted pursuant to the LTIP: phantom units and performance awards. The LTIP currently limits the number of common units that may be delivered to 1,400,000 common units. Units withheld to satisfy tax obligations are included in this number.

Administration. The LTIP is administered by our Compensation Committee. The LTIP may be terminated or amended at any time with respect to any common units for which a grant has not yet been made. The LTIP may be altered or amended from time to time, including an amendment to increase the number of common units that may be granted, subject to unitholder approval as required by the NYSE. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The LTIP will expire on the earlier of the date terminated by our Compensation Committee or general partner’s board of directors or when common units are no longer available for the payment of awards under the LTIP. Awards then outstanding under the LTIP will continue pursuant to the terms of their grants.

Eligibility. Awards may be granted to any independent director of our general partner’s board of directors, executive officers of our general partner and to certain employees of an affiliate that provide services to us as may be determined by our Compensation Committee.

Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of our Compensation Committee, cash equivalent to the value of a common unit. As of the date hereof, 1,387,282 phantom units have been awarded under the LTIP. Historically, phantom unit awards granted under the LTIP have had a three-year vesting period and vest only upon our achievement of specific performance metrics, which are established by our Compensation Committee. Participants who receive phantom unit awards under the LTIP do not have voting rights nor do they receive distributions until common units are issued with respect to the phantom unit award that has vested.

Phantom unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. To date, 39,412 phantom units have been forfeited and returned to the number of units available to be granted under the LTIP. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early vesting feature except when there is a termination of employment due to a change-in-control of our general partner. For more information regarding this early vesting feature, see the section entitled “Termination or Change-in-Control Provisions” in this Proxy Statement.

Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units already owned by us or an affiliate, common units acquired by us from any other person, newly issued common units or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of our common units outstanding will increase. The Compensation

Committee may also settle the phantom unit awards in cash. When this occurs, the phantom units settled in cash are returned to the number of units available to be granted under the LTIP. To date, 313,740 phantom units have been settled in cash and returned to the number of units available to be granted under the LTIP.

Our Compensation Committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on common units while the phantom units are outstanding. As of the date hereof, tandem distribution equivalent rights have only been granted in connection with phantom units that have been deferred pursuant to the Magellan Midstream Partners Director Deferred Compensation Plan.

We intend the issuance of any of our common units upon vesting of the phantom units under the LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants do not pay any consideration for the common units they receive, and we receive no remuneration for these common units.

Performance Awards. Performance awards are a right to receive compensation based upon performance criteria specified by our Compensation Committee and may be denominated or payable in cash, deferred cash, our common units, other awards or other property as determined by our Compensation Committee. As of the date hereof, 39,295 performance awards have been granted under the LTIP, primarily to retain the independent members of our general partner’s board of directors.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE LTIP AMENDMENT PROPOSAL.

CORPORATE GOVERNANCE

Director Independence

The NYSE rules do not require the boards of directors of publicly-traded limited partnerships to be made up of a majority of independent directors. Three members of our general partner’s eight-member board of directors meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). These independent directors are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 25, 2007 that these independent directors have no material relationship with us or our general partner. The following categorical standards were used by our general partner’s board of directors to determine the independence of these directors:

•

A director will not be considered independent if the director is, or has been within the last three years, an employee of MGG, our general partner or us, or if an immediate family member of a director is, or has been within the last three years, an executive officer of MGG, our general partner or us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment;

•

A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from MGG, our general partner or us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of MGG, our general partner or us;

•

A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of MGG’s, our general partner’s or our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent; and

•

A director who is a current employee, or whose immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, MGG, our general partner or us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered to be a company for purposes of this test.

John P. DesBarres serves on the board of directors of American Electric Power Company, Inc. In the ordinary course of our business, we incur power costs with Public Service Company of Oklahoma, which is a subsidiary of American Electric Power Company, Inc. This relationship was not required to be disclosed in the section below entitled “Related Person Transactions,” but was considered by the board of directors in determining the independence of Mr. DesBarres.

2006 Meetings of the Board of Directors and its Committees

The board of directors of our general partner held five board meetings, eight audit committee meetings, three compensation committee meetings and one conflicts committee meeting, which is a total of 17 meetings during 2006. During 2006, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2006 annual meeting of limited partners, all of our directors were in attendance.

Board Committees

Our general partner’s board of directors has the following three standing committees: (1) audit committee; (2) compensation committee; and (3) conflicts committee.

Audit Committee. The members of the audit committee are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. O’Brien is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. O’Brien is an audit committee financial expert. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by the audit committee is set forth below in the section entitled “2006 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2006 Report of the Audit Committee

The Audit Committee of the Board of Directors of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (referred to in this report as the “Partnership”),

oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2006. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Dated: February 26, 2007

Submitted By:

Audit Committee

George A. O’Brien, Jr., Chair

John P. DesBarres

James R. Montague

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing compensation committee. Nevertheless, our general partner’s board of directors has elected to have a compensation committee, which is comprised of each member of the board of directors. Mr. DesBarres is the chairman of our Compensation Committee. Our Compensation Committee makes decisions regarding all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through an affiliate, as well as decisions regarding independent directors’ compensation. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by our Compensation Committee during 2006. Our general partner’s board of directors has adopted a written charter for our Compensation Committee, which is available on our website at www.magellanlp.com.

The primary purpose of our Compensation Committee is to assist our general partner’s board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees of MGG GP who provide services to us toward the achievement of certain business objectives and to align their focus with the long-term interests of our unitholders by establishing or recommending appropriate compensation for these executive officers and key employees. Our Compensation Committee has the authority to retain and terminate consultants, external counsel or other advisors or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. Our Compensation Committee also has the authority to authorize, assign and/or delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner’s board of directors or to employees of MGG GP who provide services to us, subject to limitations imposed by law or any plan or document.

Our Compensation Committee has historically directly engaged an independent executive compensation consulting firm to assist with the annual evaluation of executive compensation and the appropriate amount of independent director compensation. The independent executive compensation consulting firm retained directly by our Compensation Committee in 2006 was Compass Consulting and Benefits. The consulting firm provides recommended total compensation amounts for each of our general partner’s executive officers. With the exception of the CEO, our general partner’s executive officers do not play a role in determining or recommending the amount or form of executive compensation. The CEO reviews the recommendations of the consulting firm and provides any further recommendations to our Compensation Committee regarding the total amount of compensation for our general partner’s executive officers. The CEO is a member of our Compensation Committee; however, he recuses himself from all decisions regarding his compensation.

Conflicts Committee. The members of the conflicts committee are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Mr. Montague is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders.

Director Nominations

The NYSE rules do not require publicly-traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is George A. O’Brien, Jr. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. O’Brien, the chairman of the audit committee.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 37, has served as Vice President since June 17, 2003 and CFO and Treasurer of our general partner since November 15, 2002 and served in the latter capacities for our former general partner from July 24, 2002 until November 15, 2002. He has served as Vice President, CFO and Treasurer of the general partner of MGG since June 17, 2003. He was Director of Financial Planning and Analysis for a subsidiary of Williams from September 2000 to July 2002. He also served as Director of Strategic Development for a subsidiary of Williams from 1999 to 2000. Prior to Williams’ merger with MAPCO, he held various accounting and finance positions since joining MAPCO in 1992.

Lisa J. Korner, 45, has served as Vice President, Human Resources and Administration of our general partner since April 26, 2006. Ms. Korner served as Director of Human Resources for our general partner since November 15, 2002. She also served as Executive Director of HR Strategy and HRIS for Williams from July 2001 to November 2002 and served as Director of Human Resources from October 1999 to July 2001. Ms. Korner also worked in various human resource management positions with MAPCO and Williams since 1989.

Michael N. Mears, 44, has served as Vice President, Transportation of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of the general partner of MGG from June 17, 2003 to November 1, 2005. He served as Vice President of subsidiaries of Williams from 1996 to 2003. Mr. Mears also worked in various management positions with Magellan Pipeline Company, L.P. since joining Williams in 1985.

Richard A. Olson, 49, has served as Vice President, Pipeline Operations of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of subsidiaries of Williams from 1996 to 2003. Mr. Olson also worked in various management positions with Magellan Pipeline Company, L.P. since joining Williams in 1981.

Brett C. Riley, 37, has served as Vice President, Business Development of our general partner since June 17, 2003. He served as Vice President of the general partner of MGG from June 17, 2003 to November 1, 2005. Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Lonny E. Townsend, 50, has served as Vice President, General Counsel and Assistant Secretary of our general partner since June 17, 2003 and as the Compliance and Ethics Officer since October 20, 2004. He has served as Vice President and General Counsel of the general partner of MGG since June 17, 2003 and as the Compliance and Ethics Officer and Secretary since December 21, 2005. He was Assistant General Counsel for Williams from February 2001 to June 17, 2003. He also served in various other legal positions with Williams since 1991.

Don R. Wellendorf, 54, is currently Chairman of the Board and has served as a director and President and CEO of our general partner since November 15, 2002. He has served as President and CEO of the general partner of MGG since June 17, 2003 and Chairman of the Board since December 21, 2005. Mr. Wellendorf also served as President and CEO of our former general partner from May 13, 2002 until November 15, 2002 and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and CFO of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO, he served in various management positions since joining MAPCO in 1979.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our compensation program is administered by our Compensation Committee. Our compensation program consists of the following four components: (i) base salary; (ii) the LTIP; (iii) annual non-equity incentive program (the “AIP”); and (iv) benefits.

The objective of our compensation program is to compensate our executive officers in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.

Our Compensation Committee engaged the independent executive compensation consulting firm of Compass Consulting and Benefits to assist with the annual evaluation of executive compensation by assisting in: (i) the determination of the appropriate level of compensation for each named executive officer (“NEO”); (ii) the evaluation and selection of the incentive plans’ metrics for 2006; and (iii) the development of the appropriate level of compensation for achieving the established benchmarks for each performance metric. Our NEOs constitute the CEO, CFO and the top three highest paid executive officers of our general partner.

Market Analysis

Our Compensation Committee, in consultation with Compass Consulting and Benefits, utilized third party surveys published by Mercer and Towers Perrin and an industry specific survey by Effective Compensation, Inc. to evaluate our NEOs’ compensation. Additionally, peer data of other master limited partnerships (“MLPs”) was obtained and utilized in developing the benchmark. The benchmark ultimately selected as the best possible representation of market was the MLP Market Benchmark, as described below.

MLP Market Benchmark

Compass Consulting and Benefits developed a MLP Market Benchmark defined as 110% of the median compensation of 11 MLPs. These MLPs were chosen because they had a market capitalization of $1 billion to $10 billion, they were in businesses similar to ours and/or they were companies with which we compete for employees. The MLP Market Benchmark was set at 110% of the median compensation of the peer MLPs because more than half of the MLPs’ compensation structures were not complete given their dependence on parent organizations for services and management as opposed to our stand-alone organization.

The MLP Market Benchmark was comprised of the following MLPs: Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Ferrellgas Partners, L.P., ONEOK Partners, L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P., TEPPCO Partners, L.P. and Valero L.P.

Internal Analysis

In addition to the MLP Market Benchmark, our Compensation Committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation. Internal pay equity percentages of the CEO’s total compensation were also evaluated and determined to be appropriate by our Compensation Committee.

Internal Allocations

Three of our NEOs are also NEOs of MGG, which owns our general partner. These three NEOs spend the majority of their time managing us, and we are responsible for the majority of their compensation. Therefore,

MGG’s general partner’s board of directors has delegated responsibility for decisions related to these NEOs compensation to our Compensation Committee. Based on the estimated time each of these NEOs spent managing our affairs, our general partner’s board of directors agreed the following percentages for each NEO’s base salary, AIP payout and benefits would be allocated between us and MGG:

NEO	Our Allocation	MGG Allocation
Don R. Wellendorf, CEO	85%	15%
John D. Chandler, CFO	85%	15%
Lonny E. Townsend	85%	15%

Our general partner’s board of directors will review these allocations periodically to determine whether they are appropriate. As discussed below, our LTIP is designed to motivate employee contributions toward our long-term growth through ownership in us. Therefore, no cost associated with the LTIP is allocated to MGG.

Base Salary

Base salary for each NEO is derived from MLP Market Benchmark data with respect to base salaries for each position and is set at amounts that are deemed competitive in the various labor markets where we compete for executive talent. In evaluating 2006 base salaries for our NEOs, our Compensation Committee determined that the base salaries of our NEOs were significantly lower than the MLP Market Benchmark, consistent with previous years’ evaluations. As a result, increases were awarded in 2006 to bring our NEOs’ base salaries closer to the MLP Market Benchmark. Our Compensation Committee intends to increase our NEOs’ base salaries up to the MLP Market Benchmark over time.

Long-Term Equity Incentive Compensation

Our LTIP is designed to: (i) aid in the retention of key employees who are important to the success of our organization; (ii) motivate employee contributions toward long-term growth through ownership in our organization; and (iii) align potential increases in compensation to long-term increases in unitholder value. All awards granted under the terms of our LTIP have been in the form of phantom units without distribution equivalent rights (“Phantom Units”). Historically, our LTIP allowed for the ability to grant both Phantom Units and unit options. Since our Compensation Committee has not awarded any unit options under the terms of our LTIP and does not feel this type of equity compensation is aligned with our unitholders’ best interests, our LTIP was amended effective October 26, 2006 to remove unit options as a type of award available under the LTIP. It has been the practice of our Compensation Committee to grant Phantom Units to our NEOs during the first quarter of each year, as soon as our Compensation Committee has established appropriate performance metrics.

2006 LTIP

Our Compensation Committee used the MLP Market Benchmark with respect to long-term equity incentives in the development of the appropriate LTIP payout targets. Our Compensation Committee believes it is important to place a significant amount of the total compensation for the NEOs at risk in the form of long-term variable incentive compensation instead of base pay, with this risk similar to the risk experienced by our unitholders. Our Compensation Committee further believes this will encourage long-term management strategies that will benefit our unitholders. Phantom Unit awards were granted to each NEO in 2006 and are subject to a vesting period ending December 31, 2008. Details of the individual awards are included in the Grants of Plan-Based Awards table in this proxy statement. The table below reflects the 2006 LTIP payout target for each NEO expressed as a percentage of their annual salary.

NEO	2006 LTIP Payout Target
Don R. Wellendorf, CEO	100%
John D. Chandler, CFO	94%
Michael N. Mears	80%
Richard A. Olson	84%
Lonny E. Townsend	84%
Jay A. Wiese(1)	84%

(1)	Mr. Wiese left the Company on October 20, 2006. As a result, all of his Phantom Unit awards, including his 2006 Phantom Unit award, were forfeited.

Phantom Unit awards are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early vesting feature except when there is a change-in-control of our general partner. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination or Change-in-Control Provisions.”

The performance metric or metrics established for the LTIP are the same for all LTIP participants, including our NEOs. Our Compensation Committee selected a metric for the 2006 LTIP plan that was designed to align the focus of the NEOs with the increase in the unitholders’ value. The 2006 LTIP performance metric was as follows:

Metric	Threshold	Target	Stretch
2008 Pro Forma Distributable Cash Flow (per limited partner unit outstanding)(1)	$2.72	$2.75	$2.79

(1)	Distributable Cash Flow per limited partner unit outstanding will be pro forma to include the full year impact of any payout projects which are completed and become operational by year-end 2008 and the full year impact of acquisitions completed in 2008.

The threshold, target and stretch performance levels established by our Compensation Committee are designed to motivate individual performance and are not necessarily the same as our annual business plan objectives. At the end of the three-year vesting period, the LTIP award payout will be calculated based on the actual results of the metric and is subject to a 20% discretionary adjustment. When actual results are at or below threshold, the payout percentage will be 0%. When actual results are at target (expected performance), the payout percentage is 100% and when results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated.

A discussion of amounts paid to our NEOs under our LTIP for Phantom Unit awards that vested on December 31, 2006 can be found in the section below entitled “Units Vested.”

Changes to the LTIP for 2007

The performance metric that will be used for Phantom Unit awards granted in 2007 pursuant to the LTIP was adopted at the January 2007 Compensation Committee meeting. Our Compensation Committee adopted the performance metric of distributable cash flow per limited partner unit. For the 2007 Phantom Unit awards, our Compensation Committee retained the three-year vesting feature, but established three one-year tranches within the vesting period with performance targets to be set at the beginning of each tranche year. Our Compensation Committee believes that the ability to set shorter-term targets within the three-year vesting period will improve the incentive strength of the LTIP by providing targets that are more reflective of changing market conditions and that build on the prior year’s performance. Under the 2007 Phantom Unit awards, one-third of the calculated payout will be determined at the end of each of the three years in the vesting period. At the end of the vesting period in 2009, the sum of all three years’ calculated payout will vest and be paid to the participant subject to a 20% discretionary adjustment to be determined by our Compensation Committee. The 2007 metric is as follows:

Metric	Weight	Threshold	Target	Stretch
2007 Distributable Cash Flow (per limited partner unit outstanding)	33%	$2.47	$2.76	$3.00
2008 Distributable Cash Flow (per limited partner unit outstanding)	33%	(1)	(1)	(1)
2009 Distributable Cash Flow (per limited partner unit outstanding)	34%	(2)	(2)	(2)
Total Calculated Payout Percentage

(1)	To be determined in January 2008.
(2)	To be determined in January 2009.

The threshold, target and stretch performance levels under the LTIP established by our Compensation Committee are designed to motivate individual performance and are not necessarily the same as our annual business objectives.

Annual Non-Equity Incentive Program

The objective of our AIP is to provide a flexible pay-for-performance reward system that is paid out in cash and linked to our annual financial and operational performance. Our Compensation Committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. Regardless of whether the funding metric is met, funding of our AIP is at the discretion of our Compensation Committee. Our Compensation Committee also sets performance metrics that are used to measure results such as profitability, safety and other results. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our Compensation Committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.

2006 AIP

Our Compensation Committee utilized the MLP Market Benchmark to establish the appropriate AIP target levels for each NEO. In evaluating the 2006 AIP target levels it was determined that the target for our CEO was significantly below the MLP Market Benchmark, consistent with prior years’ evaluations. Therefore, our Compensation Committee set our CEO’s 2006 AIP target at approximately 85% of the MLP Market Benchmark with the goal of achieving the MLP Market Benchmark over time. Our CFO and other NEOs’ 2006 AIP targets were already near the MLP Market Benchmark with respect to non-equity incentives; therefore, no adjustments to their targets were made. The table below reflects the 2006 AIP target for each NEO expressed as a percentage of their annual salary.

NEO	2006 AIP Target
Don R. Wellendorf, CEO	60%
John D. Chandler, CFO	45%
Michael N. Mears	45%
Richard A. Olson	45%
Lonny E. Townsend	45%
Jay A. Wiese(1)	45%

(1)	Mr. Wiese left the Company on October 20, 2006. As a result, his 2006 AIP payout was forfeited.

The funding and performance metrics of our AIP are the same for all participants, including our NEOs. The performance metrics selected for 2006 included components that could be influenced by most employees within our organization, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was weighted by our Compensation Committee to reflect the metric’s importance with respect to our major business objectives for the year. Threshold, target and stretch performance levels were set for each performance metric. After the funding metric is met, payout amounts begin when performance exceeds threshold level. Target payout occurs when results equal expected performance. Stretch payout occurs when results exceed defined performance expectations by a specified amount. The threshold, target and stretch performance levels established by our Compensation Committee are designed to motivate individual performance and are not necessarily the same as our annual business plan objectives.

Payout percentages are determined for each performance metric based on actual results attained for each metric multiplied by the weight assigned to the metric. When actual results are at or below threshold, the payout percentage is at 0% for that metric. When actual results are at target (expected performance), the payout percentage is 100% and when results are at stretch, the payout percentage is 200%. The payout percentage for results between threshold and stretch are interpolated. The payout percentage is then multiplied by the weight of the metric to determine a calculated payout percentage.

The funding metric for our 2006 AIP was Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) less maintenance capital. The target established for this metric in 2006 was $249.0 million and our actual results for 2006 were $316.0 million. For more information, please see the reconciliation of EBITDA less maintenance capital to our 2006 actual results in the section below entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Since our actual results exceeded the funding metric, our Compensation Committee exercised its discretion to fund our AIP in accordance with all performance metrics for 2006.

The performance metrics used for our 2006 AIP were as follows:

•

EBITDA less Maintenance Capital – 50% Weight – This metric focuses attention on the ultimate means by which our operations provide a return to our partners, specifically generating distributable cash flow. The attainment of target for this particular metric ensures that we have generated sufficient cash flow to maintain or increase the distributions we pay to our unitholders.

•	Total Cost and Capital – 15% Weight – This metric focuses attention on significant controllable costs.

•

Revenues – 10% Weight – This metric focuses attention on specific revenue categories and reflects the importance of creating new business opportunities and finding ways to enhance our returns on existing businesses.

•

Environmental – High Consequence Releases – 15% Weight – This metric measures the number of high consequence product releases from our terminal or pipeline systems and focuses attention on the environmental aspects of our business as well as cost control since these releases generally result in significant expense.

•

Safety – Occupation Safety and Health Act (“OSHA”) Recordable Incident Rate (“IR”) – 10% Weight – This metric focuses attention on the health and safety of employees. Payout under this metric will be zero if a fatality occurs related to activities under our control.

All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.

Changes to the AIP for 2007

The performance metrics that will be used for the 2007 AIP were revised and adopted at the January 2007 Compensation Committee meeting. Our Compensation Committee adopted a single financial performance metric—EBITDA less Maintenance Capital. This change from the 2006 AIP was made to simplify the program and concentrate our focus on what our Compensation Committee believes is our most important financial measure. Our Compensation Committee also modified the Environmental performance metric by establishing a zero payout in the event of a fatality directly related to a release on any assets we operate or any high consequence release that results in us incurring clean up and third party damage expenses in excess of $2.5 million. Our Compensation Committee added this feature to focus awareness and diligence on environmental stewardship. In summary, the performance metrics that will be used for the 2007 AIP are as follows:

•	EBITDA less Maintenance Capital – 75% Weight

•

Environmental – High Consequence Releases – 15% Weight – Environmental metric payout will be zero if a fatality occurs as a direct result of a release on any asset we operate or any high consequence release that exceeds or is expected to exceed $2.5 million in clean up and third party damage expenses.

•	Safety – OSHA IR – 10% Weight – Safety metric payout will be zero if a fatality occurs under our control.

Benefits

The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs who elect to participate in the Magellan Health and Welfare Plan are required to participate on an after-tax basis instead of on a pre-tax basis like other participants. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) of any kind.

Termination or Change-in-Control Provisions

None of our NEOs has an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the same severance plan and other provisions that apply to all other employees.

Payments to our NEOs associated with a position elimination or a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP as follows:

•	The Magellan Severance Plan provides severance benefits to eligible participants, including our NEOs, based upon years of service for the following termination events:

o	Position Elimination – Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

o	Change-in-Control – As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must terminate voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the NEO are two weeks of base salary pay for every year of service with a minimum of twelve weeks of base salary and a maximum of fifty-two weeks of base salary.

•

The change-in-control provisions of our LTIP state that in the event a participant, including our NEOs, is terminated voluntarily for good reason or involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

We provide these benefits because we believe they are consistent with the benefits provided by other MLPs with which we compete. Additional information and details regarding potential payments to our NEOs can be found in the section below entitled “Potential Payments Upon Termination or Change-In-Control.”

Distributions on NEOs’ Personal Investments in MGG Midstream Holdings, L.P.

MGG Midstream Holdings, L.P. is the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner. Certain of our NEOs have made a personal investment in Class B common units of MGG Midstream Holdings, L.P. These NEOs were given the opportunity to make this personal investment in MGG Midstream Holdings, L.P. in connection with the purchase of all of our general partner interest and a portion of our limited partner interest by MGG in June 2003. The Class B common units owned by our NEOs constitute 4.7% of the total ownership of MGG Midstream Holdings, L.P. In 2006, the following NEOs received the following distributions from MGG Midstream Holdings, L.P. due to their ownership of the Class B common units. The large majority of these distributions came from the proceeds of MGG’s initial public offering in February 2006. The distributions on these personal investments do not reduce our cash flows. Compensation expense is only recognized on distributions paid on unvested units when it becomes probable that those unvested units will not vest.

NEO	2006 Total Distributions from MGG Midstream Holdings, L.P. on Vested and Unvested Class B Common Units
Don R. Wellendorf, CEO	$6,680,352
John D. Chandler, CFO	$4,660,711
Michael N. Mears	$4,660,711
Lonny E. Townsend	$1,553,570
Jay A. Wiese	$4,660,711

Our Compensation Committee recognizes these are personal investments of our NEOs in MGG Midstream Holdings, L.P and does not take distributions related to these investments into account in setting our NEOs’ compensation.

Compensation Committee Report

We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s annual report on Form 10-K for the year ended December 31, 2006.

Submitted By:

Compensation Committee

John P. DesBarres, Chair

Patrick C. Eilers

Thomas T. Macejko, Jr.

James R. Montague

George A. O’Brien, Jr.

Thomas S. Souleles

Don R. Wellendorf

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Summary Compensation Table

The following table provides a summary of the compensation expense allocated to our general partner for the fiscal year ended December 31, 2006 for each NEO:

Name and Principal Position	Year	Salary	Unit Awards(1)	Non-Equity Incentive Program Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)		Total
Don R. Wellendorf, CEO and President	2006	$372,115	$987,131	$310,344	$21,866	$31,886		$1,723,342
John D. Chandler, Vice President, CFO and Treasurer	2006	$208,269	$534,561	$130,272	$5,617	$35,392		$914,111
Michael N. Mears, Vice President	2006	$208,269	$452,794	$130,272	$8,439	$22,041		$821,815
Richard A. Olson, Vice President	2006	$197,923	$452,794	$123,801	$12,771	$38,342		$825,631
Lonny E. Townsend, Vice President, General Counsel and Compliance and Ethics Officer	2006	$197,923	$452,794	$123,801	$14,247	$35,667		$824,432
Jay A. Wiese, Vice President(4)	2006	$168,268	—	—	$16,542	$3,031,920	(5)	$3,216,730

(1)	See Calculation of 2006 Unit Award Expense below for details of these amounts.
(2)	See narrative included with the Pension Benefits table in this proxy statement for more details.
(3)	Our NEOs participate in the Magellan Health and Welfare Plan on an after-tax basis. A portion of this amount includes the difference between the pre-tax and after-tax cost of obtaining these benefits, the tax gross-up for the loss of the pre-tax treatment and the Magellan 401(k) Plan matching contribution of $13,200 to each NEO. Perquisites received by the NEOs, which primarily consist of free parking, were insignificant and did not meet the disclosure threshold.
(4)	Mr. Wiese left the Company on October 20, 2006. As a result, all of his Phantom Unit awards granted pursuant to the LTIP and his 2006 AIP payout were forfeited.
(5)	Mr. Wiese, through a personal investment, owned 150,000 Class B common units of MGG Midstream Holdings, L.P., an affiliate, of which 46,983 Class B common units had not vested as of the date of his departure. His departure in the fourth quarter of 2006 caused us to recognize approximately $3.0 million of compensation expense in 2006 for distributions he received on the 46,983 unvested Class B common units from 2004 through 2006. Mr. Wiese also received the tax gross-up for the loss of the pre-tax treatment on his health and welfare benefits and the Magellan 401(k) Plan matching contribution of $13,200 as described above in footnote (3).

Grants of Plan-Based Awards

The results of the performance metrics and payouts associated with the non-equity incentive plan awards set forth in the table below were approved by our Compensation Committee in January 2007. Details of the performance metrics results and payouts to our NEOs as set forth in the Summary Compensation Table are discussed in the following narrative section.

On February 16, 2006, our Compensation Committee granted Phantom Unit awards to our NEOs as detailed in the table below. Our Compensation Committee can, at its discretion, increase or decrease these awards by as much as 20%. These awards vest on December 31, 2008 and do not have distribution equivalent rights. A discussion of the material terms of these awards can be found under the section above entitled “Long-Term Equity Incentive Compensation.” Details of the grant date fair market value of these awards are discussed in the following narrative section.

NEO	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don R. Wellendorf, CEO	02/16/2006	—	$223,269	$446,538	—	12,400	24,800	$303,428
John D. Chandler, CFO	02/16/2006	—	$93,721	$187,442	—	6,540	13,080	$160,034
Michael N. Mears	02/16/2006	—	$93,721	$187,442	—	5,540	11,080	$135,564
Richard A. Olson	02/16/2006	—	$89,065	$178,131	—	5,540	11,080	$135,564
Lonny E. Townsend	02/16/2006	—	$89,065	$178,131	—	5,540	11,080	$135,564
Jay A. Wiese(2)	02/16/2006	—	—	—	—	—	—	$135,564

(1)	The grant date fair value of the awards was $24.47 per limited partner unit, which was calculated as the closing price of our limited partner units on the grant date less the present value of the expected distributions during the vesting period of the award grants.
(2)	Mr. Wiese left the Company on October 20, 2006. As a result, his 2006 AIP payout and all of his Phantom Unit awards, including his 2006 Phantom Unit award, were forfeited.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

As discussed in the section above entitled “Compensation Discussion & Analysis,” our compensation program consists of the following four components: (i) base salary; (ii) the LTIP; (iii) the AIP; and (iv) benefits. Please refer to that section for additional information about each of these components.

Calculation of 2006 Unit Award Expense

The calculation of 2006 LTIP expense associated with the Phantom Unit awards granted in 2004 is provided below:

NEO	Liability Awards Granted in 2004 (A)	Liability Recognized at December 31, 2006(1) (B)	Liability Recognized at December 31, 2005(2) (C)	2004 Unit Award Expense Recognized in 2006(3) (B) - (C)
Don R. Wellendorf, CEO	12,000	$914,897	$474,000	$440,897
John D. Chandler, CFO	6,540	$498,635	$258,330	$240,305
Michael N. Mears	5,540	$422,361	$218,830	$203,531
Richard A. Olson	5,540	$422,361	$218,830	$203,531
Lonny E. Townsend	5,540	$422,361	$218,830	$203,531

(1)	See “Units Vested” below for details of these amounts.
(2)	The payout for the 2004 award grants was based 40% on that attainment of short-term financial performance metrics and 60% on the attainment of long-term financial performance metrics. During 2004 we exceeded the financial metrics which resulted in a calculated payout of 193.7% of standard for the short-term component of this award. Additionally, at December 31, 2005, we estimated we would exceed the long-term metrics as well and we recorded our LTIP accruals for this component of the award at 200% of standard. As a result, the weighted-average payout percentage for our LTIP compensation accruals for these award grants for 2005 was 197.5% of standard. The fair value of the 2004 Phantom Unit award grants on December 31, 2005 was $30.00 per unit and our NEO’s had completed 2 years of the 3-year vesting period on December 31, 2005 (66 2/3%). The liability recognized for these award grants at December 31, 2005 was calculated as the number of Phantom Units granted times the per unit fair value on that date ($30.00) times the estimated weighted-average payout percentage (197.5%) times the percent of the vesting period completed (66 2/3%).
(3)	The amounts included in expense for purposes of this table have been calculated assuming our 2004 Phantom Unit award grants were accounted for under the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123(R), with the exception that no estimates of forfeitures have been made. Therefore, the expense amounts disclosed in this table do not match the compensation expense amounts recognized in our consolidated financial statements for the year ended December 31, 2006.

The calculation of 2006 LTIP expense associated with the Phantom Unit awards granted in 2005 is as follows:

NEO	Liability Awards Granted in 2005 (A)	Liability Recognized at December 31, 2006(1) (B)	Liability Recognized at December 31, 2005(2) (C)	2005 Unit Award Expense Recognized in 2006(3) (B) - (C)
Don R. Wellendorf, CEO	12,000	$549,784	$199,296	$350,488
John D. Chandler, CFO	6,540	$299,632	$108,616	$191,016
Michael N. Mears	5,540	$253,817	$92,008	$161,809
Richard A. Olson	5,540	$253,817	$92,008	$161,809
Lonny E. Townsend	5,540	$253,817	$92,008	$161,809

(1)	The payout for the 2005 award grants was based on that attainment of long-term financial performance metrics. At December 31, 2006 we estimated we would exceed the financial metrics established for this award grant and recorded our LTIP accruals at 190.0% of standard. The fair value of the 2005 Phantom Unit award grants on December 31, 2006 was $36.17 per unit. Our NEO’s had completed 2 years of the 3-year vesting period on December 31, 2006 (66 2/3%). The liability recognized for these award grants at December 31, 2006 was calculated as the number of Phantom Units granted times the per unit fair value on that date ($36.17) times the estimated weighted-average payout percentage (190.0%) times the percent of the vesting period completed (66 2/3%).
(2)	The payout for the 2005 award grants was based on that attainment of long-term financial performance metrics. At December 31, 2005 we estimated we would exceed the financial metrics established for this award grant and recorded our LTIP accruals at 180.0% of standard. The fair value of the 2005 Phantom Unit award grants on December 31, 2005 was $27.68 per unit and our NEO’s had completed 1 year of the 3-year vesting period on December 31, 2006 (33 1/3%). The liability recognized for these award grants at December 31, 2005 was calculated as the number of Phantom Units granted times the per unit fair value on that date ($27.68) times the estimated weighted-average payout percentage (180.0%) times the percent of the vesting period completed (33 1/3%).
(3)	The amounts included in expense for purposes of this table have been calculated assuming our 2004 Phantom Unit award grants were accounted for under the provisions of SFAS No. 123(R), with the exception that no estimates of forfeitures have been made. Therefore, the expense amounts disclosed in this table do not match the compensation expense amounts recognized in our consolidated financial statements for the year ended December 31, 2006.

The calculation of 2006 LTIP expense associated with the Phantom Unit award granted in 2006 is as follows. For purposes of calculating compensation expense under SFAS No. 123(R), our 2006 Phantom Unit awards were treated as two separate grants: (i) 80% of the total award was classified as equity and (ii) 20% of the total award was classified as liabilities. The grant date fair value of the equity awards was $24.47 per limited partner unit. The grant date fair value was calculated from the closing price of our common limited partner units on the grant date less the present value of the expected distributions during the vesting period.

NEO	2006 Equity-Method Unit Awards (A)	2006 Liability-Method Unit Awards (B)	Equity-Method Unit Awards At Grant Date Fair Value ($24.47) (C)	Liability-Method Unit Awards Fair Value as of December 31, 2006 ($33.67) (D)	Total Equity/ Liability Value of 2006 Unit Awards (C) + (D)
Don R. Wellendorf, CEO	9,920	2,480	$242,742	$83,502	$326,244
John D. Chandler, CFO	5,232	1,308	$128,027	$44,040	$172,067
Michael N. Mears	4,432	1,108	$108,451	$37,306	$145,757
Richard A. Olson	4,432	1,108	$108,451	$37,306	$145,757
Lonny E. Townsend	4,432	1,108	$108,451	$37,306	$145,757

NEO	Total Equity/ Liability Value of 2006 Unit Awards	Assumed Performance Adjustment	Total Expected Value of Unit Awards at Vesting Date	2006 Unit Award Expense Recognized In 2006(1)
Don R. Wellendorf, CEO	$326,244	180%	$587,239	$195,746
John D. Chandler, CFO	$172,067	180%	$309,721	$103,240
Michael N. Mears	$145,757	180%	$262,363	$87,454
Richard A. Olson	$145,757	180%	$262,363	$87,454
Lonny E. Townsend	$145,757	180%	$262,363	$87,454

(1)	Our 2006 Phantom Unit award grants were accounted for under the provisions of SFAS No. 123(R). However, the amounts included as expense for purposes of this table have not been adjusted for estimated forfeitures.

The compensation expense recognized for 2006 represented above is one-third of the total value as of December 31, 2006. The expense amounts recognized during 2006 assume that the 2006 Phantom Unit awards will pay out at 180%. While management believes the 2006 Phantom Unit awards could vest at the full stretch amount of 200%, the current assumptions for accruing compensation expense reflect the uncertainties inherent in the time remaining until the 2006 Phantom Units vest.

The summary of expense recognized in 2006 associated with our 2004, 2005 and 2006 Phantom Unit award grants is as follows:

NEO	2006 Unit Award Expense Recognized in 2006	2005 Unit Award Expense Recognized in 2006	2004 Unit Award Expense Recognized in 2006	Total Unit Award Expense Recognized in 2006
Don R. Wellendorf, CEO	$195,746	$350,488	$440,897	$987,131
John D. Chandler, CFO	$103,240	$191,016	$240,305	$534,561
Michael N. Mears	$87,454	$161,809	$203,531	$452,794
Richard A. Olson	$87,454	$161,809	$203,531	$452,794
Lonny E. Townsend	$87,454	$161,809	$203,531	$452,794

Non-Equity Incentive Program Compensation

The 2006 AIP payouts for each NEO are set forth in the Summary Compensation Table in the Non-Equity Incentive Program Compensation column. The table below provides the weights used for each performance metric of the 2006 AIP, the threshold, target and stretch levels established for 2006 performance, the actual 2006 results achieved and the calculated payout percentages for each metric.

2006 Annual Non-Equity Incentive Program

Performance Metrics and Year-end Results

($ in millions)

Performance Metric	Weight	2006 Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	50%	$316.0	$249.0	$278.7	$309.7	100.0%

Total Cost and Capital
Operations and Maintenance Costs		$160.9	$159.3	$157.0	$152.1
General and Administrative (“G&A”) Costs		59.0	62.3	59.6	57.9
Maintenance Capital		24.2	28.8	27.4	24.7

Total	15%	$244.1	$250.4	$244.0	$234.7	14.6%

Revenues	10%	$555.7	$542.9	$556.5	$568.7	9.4%

Environmental – High Consequence Releases	15%	8	10	8	7	15.0%

Safety – OSHA Recordable IR	10%	1.51	1.10	0.99	0.88	0.0%

	100%		Total Calculated Payout Percentage			139.0%

In 2006, we accelerated $3.0 million of operations and maintenance costs and $2.1 million of maintenance capital spending that were planned for 2007. This accelerated spending was used to improve the accuracy and efficiency of our operations system and was not included in our 2006 annual business plan or our AIP performance metrics. Therefore, our Compensation Committee adjusted our actual financial results under two of the performance metrics. The details of these adjustments and reconciliations of the performance metrics disclosed above to amounts presented in our consolidated financial statements are provided below:

($ in millions)

EBITDA less Maintenance Capital:
Net income – fiscal year 2006	$192.7
Depreciation, amortization and debt placement fee amortization(1)	63.5
Interest expense(2)	53.0
LTIP expense(1)	10.8
Indemnified environmental expenditures(1)	8.9
Asset retirements(1)	7.9
Net maintenance capital(3)	(26.4)
Adjustments approved by our Compensation Committee:
Accelerated maintenance capital and maintenance costs	5.1
Other	(0.5)

EBITDA less Maintenance Capital – 2006 Actual Results for Compensation Purposes	$316.0

(1)	These cost categories are non-cash charges against net income; therefore, these costs were added back to net income in determining this performance metric.
(2)	These cost categories were specifically excluded from the determination of this performance metric.
(3)	Maintenance capital net of reimbursements from indemnities or insurance.

Total Cost and Capital:
Operations and Maintenance Costs
Operating expense – fiscal year 2006	$244.5
Product (gains) losses(1)	9.2
Ammonia System Integrity Program costs(1)	(5.1)
Asset retirements(1)	(7.9)
Indemnified environmental expenditures(1)	(8.9)
Property taxes(1)	(24.4)
Power costs(1)	(45.4)
Adjustments approved by our Compensation Committee:
Accelerated maintenance costs	(3.0)
Other	1.9

Operating and Maintenance Expense – 2006 Actual Results for Compensation Purposes	$160.9

(1)	These cost categories were specifically excluded from the determination of this performance metric.

General and Administrative Costs
Affiliate general and administrative expense – fiscal year 2006	$67.1
Long-term G&A incentive compensation expense(1)	(9.2)
Adjustment for G&A expense allocated from MGG Midstream Holdings, L.P. (2)	(3.0)
Capitalized G&A Costs(3)	3.4
Other	0.7

General and Administrative Expense – 2006 Actual Results	$59.0

(1)	This cost category is a non-cash charge against net income; therefore, these costs were deducted from our reported G&A expense in determining this performance metric.
(2)	A former executive officer of our general partner had an investment in MGG Midstream Holdings, L.P., an affiliate of us and our general partner. This former executive officer left the company during the fourth quarter of 2006 and, at that time, we were allocated $3.0 million of G&A compensation expense associated with certain distribution payments made by MGG Midstream Holdings, L.P. to this individual over the past three years. Because this was a non-cash expense, we deducted it from the total G&A expense in determining this performance metric.
(3)	The performance metric was based on total G&A cost irrespective of costs that were capitalized related to capital projects.

Maintenance Capital
Additions to property, plant and equipment – fiscal year 2006	$168.5
Organic growth capital spending(1)	(135.6)
Indemnified environmental maintenance capital expenditures(2)	(6.6)
Adjustments approved by our Compensation Committee:
Accelerated maintenance capital spending	(2.1)

Net Maintenance Capital – 2006 Actual Results(3)	$24.2

(1)	This amount was deducted from additions to property, plant and equipment in order to separate growth capital spending from maintenance capital.
(2)	These costs were reimbursed to us by a former affiliate as part of an indemnity settlement agreement; therefore, they were excluded from the determination of this performance metric.
(3)	Maintenance capital net of reimbursements from indemnities or insurance.

Revenues:
Total revenues – fiscal year 2006	$1,223.6
Product sales revenues(1)	(664.6)
Other	(3.3)

Revenues – 2006 Actual Results	$555.7

(1)	Product sales revenues are specifically excluded from the determination of this performance metric.

Once the total of the calculated payout amount under the AIP was determined, our Compensation Committee had the discretion to make adjustments to the funding of the payout pool for all participants, including our NEOs. At the January 2007 meeting, our Compensation Committee approved the calculated payout percentage based on the 2006 actual results as measured against the metrics, as described above, and funded the 2006 AIP at the calculated payout percentage of 139.0%

Once the total calculated payout amount was approved and funded, our Compensation Committee had discretion to make adjustments to 50% of the individual payout for each NEO. This adjustment, if applied, can range from 0% to 200% of the 50%. For 2006, our Compensation Committee made no discretionary adjustments to our NEOs AIP payouts. The calculations for the 2006 NEO’s AIP payouts are as follows:

NEO	2006 Actual Annual Base Salary (a)	2006 AIP Target (b)	2006 Total Calculated Payout Percentage (c)	2006 Calculated Payout Amount (a)*(b)*(c)
Don R. Wellendorf, CEO	$372,115	60%	139.0%	$310,344
John D. Chandler, CFO	$208,269	45%	139.0%	$130,272
Michael N. Mears	$208,269	45%	139.0%	$130,272
Richard A. Olson	$197,923	45%	139.0%	$123,801
Lonny E. Townsend	$197,923	45%	139.0%	$123,801

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the number and value of unvested Phantom Unit awards to our NEOs at December 31, 2006:

NEO	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)
Don R. Wellendorf, CEO:
February 2005 award grant(1)	12,000	$926,400
February 2006 award grant(2)	12,400	—

Total	24,400	$926,400

John D. Chandler, CFO:
February 2005 award grant(1)	6,540	$504,888
February 2006 award grant(2)	6,540	—

Total	13,080	$504,888

Michael N. Mears:
February 2005 award grant(1)	5,540	$427,688
February 2006 award grant(2)	5,540	—

Total	11,080	$427,688

Richard A. Olson:
February 2005 award grant(1)	5,540	$427,688
February 2006 award grant(2)	5,540	—

Total	11,080	$427,688

Lonny E. Townsend:
February 2005 award grant(1)	5,540	$427,688
February 2006 award grant(2)	5,540	—

Total	11,080	$427,688

Jay A. Wiese(3)	—	—

(1)	Award grant vests on December 31, 2007.
(2)	Award grant vests on December 31, 2008.
(3)	Mr. Wiese left the Company on October 20, 2006. As a result, all of his Phantom Unit awards were forfeited.

Relative to the 2005 unit awards above, the number of unvested units reflected in the table assumes a maximum payout value (200%) because the distributable cash flow per limited partner unit outstanding that we generated during 2006 was above the stretch level set for the 2005 LTIP awards. The maximum payout value was determined using $38.60 per unit, which was the closing price of our limited partner units on December 29, 2006.

For the 2006 unit awards above, the payout value of the unvested units reflected in the table assumes no payout value because the distributable cash flow per limited partner unit outstanding that we generated during 2006 was below the threshold level set for the 2008 targets established in the 2006 LTIP awards. See discussion under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above for a discussion of expense accrual assumptions for these awards for 2006.

Units Vested

The unit awards granted to our NEOs in 2004 under our LTIP vested on December 31, 2006. At December 31, 2006, the value of these unit awards for each of our NEOs was as follows:

NEO	Unit Awards
	Number of Units Acquired on Vesting	Value Realized on Vesting
Don R. Wellendorf, CEO	23,702	$914,897
John D. Chandler, CFO	12,918	$498,635
Michael N. Mears	10,942	$422,361
Richard A. Olson	10,942	$422,361
Lonny E. Townsend	10,942	$422,361
Jay A. Wiese(1)	—	—

(1)	Mr. Wiese left the Company on October 20, 2006. As a result, all of his Phantom Units awards, including the 2004 Phantom Unit award, were forfeited.

The 2004 Phantom Unit awards granted to our NEOs under our LTIP included both a short-term and long-term component. The short-term component was weighted at 40% and the long-term component was weighted at 60%. Based on actual results described above, the total calculated unit award for the 2004 grants to our NEO’s was as follows:

NEO	2004 Phantom Unit Award Grant	Short-Term Component			Long-Term Component			Total Calculated Unit Award (a + b)
		Weight	Payout Percentage	Calculated Unit Award (a)	Weight	Payout Percentage	Calculated Unit Award (b)
Don R. Wellendorf, CEO	12,000	40%	193.7%	9,302	60%	200%	14,400	23,702
John D. Chandler, CFO	6,540	40%	193.7%	5,069	60%	200%	7,849	12,918
Michael N. Mears	5,540	40%	193.7%	4,293	60%	200%	6,649	10,942
Richard A. Olson	5,540	40%	193.7%	4,293	60%	200%	6,649	10,942
Lonny E. Townsend	5,540	40%	193.7%	4,293	60%	200%	6,649	10,942

Once the total calculated unit award above was determined, our Compensation Committee had the discretion to make adjustments of up to 40% of that amount. This adjustment, if applied, could have ranged from 0% to 200% of the 40%. For the 2004 Phantom Unit award payouts, our Compensation Committee made no discretionary adjustments.

All payouts under our LTIP are excluded for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan. While we encourage equity ownership by our NEOs, we have no policies requiring equity ownership or mandatory retention of any unit awards paid to our NEOs. Further, we have no policies which provide protection for our NEOs from any losses which they might sustain as a result of their ownership of our limited partner units.

The total calculated payout percentage of the short-term component of the 2004 LTIP Phantom Unit awards was as follows:

2004 LTIP Short-Term Component

Metrics and 2004 Year-End Results

($ in millions)

Performance Metrics	Weight	2004 Actual Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	50%	$198.6	$147.2	$167.3	$184.7	100.0%

Total Cost & Capital
Operations and Maintenance Costs		$115.8	$124.1	$115.5	$111.7
General and Administrative Costs		46.4	53.1	48.6	47.1
Maintenance Capital		18.2	20.7	20.3	18.7

Total	15%	$180.4	$197.9	$184.4	$177.5	23.7%

Revenues	10%	$423.5	$376.6	$391.0	$396.6	20.0%

Environmental – Reportable Releases	15%	35	47	40	35	30.0%

Safety – OSHA Recordable Accidents	10%	11	16	14	12	20.0%

	100%	Total Calculated Payout Percentage				193.7%

The details of the adjustments and reconciliations of the performance metrics disclosed above to amounts presented in our consolidated financial statements are provided below.

($ in millions)

EBITDA less Maintenance Capital:
Net income – fiscal year 2004	$110.2
Net maintenance capital(6)	(18.3)
Depreciation, amortization and the write-off of unamortized debt placement fees(1)	49.9
Interest expense(1)	35.4
Excess general and administrative expenses(2)	6.3
Asset retirements(3)	5.2
Long-term incentive compensation expense(3)	5.7
Adjustments approved by our Compensation Committee:
Debt prepayment premium(4)	12.7
EBITDA derived from pipeline acquisition completed during 2004(5)	(8.5)

EBITDA less Maintenance Capital – 2004 Actual Results	$198.6

(1)	These costs are excluded from this earnings metric.
(2)	Pursuant to our partnership agreement, our general partner reimburses us for certain general and administrative expenses. This amount was a non-cash charge against net income; therefore, these costs were added back to net income in determining this performance metric.
(3)	These costs are non-cash charges against net income; therefore, these costs were added back to net income in determining this performance metric.
(4)	During 2004, we executed a refinancing plan to improve our credit profile and increase our financial flexibility by removing all of the secured debt from our capital structure and we incurred a $12.7 million prepayment premium. Because this charge was not included in the plan for 2004 and because of the positive long-term implications of this transaction to us, our Compensation Committee agreed that this expense should be excluded from the determination of this performance metric.
(5)	In October 2004, we completed the acquisition of a pipeline system. This acquisition was not in our business plan and our Compensation Committee agreed that the EBITDA derived from this acquisition should be excluded from the determination of this performance metric.
(6)	Maintenance capital net of reimbursements from indemnities or insurance.

Total Cost and Capital:
Operations and Maintenance Costs
Operating expense – fiscal year 2004(1)	$177.0
Adjustments approved by our Compensation Committee:
Power costs(2)	(26.8)
Property taxes(2)	(17.2)
Operating costs associated with pipeline acquisition completed during 2004	(7.5)
Asset retirements(3)	(5.2)
Product gains and losses(4)	(3.3)
Other	(1.2)

Operating and Maintenance Expense – 2004 Actual Results	$115.8

General and Administrative Costs
Affiliate general and administrative expense – fiscal year 2004	$54.5
Long-term incentive compensation expense(3)	(4.8)
Adjustments approved by our Compensation Committee:
Costs associated with pipeline acquisition completed during 2004	(1.1)
Migration expenses(5)	(0.8)
Other	(1.4)

General and Administrative Expense – 2004 Actual Results	$46.4

Maintenance Capital
Additions to property, plant and equipment – fiscal year 2004	$53.5
Payout projects included in additions to property, plant and equipment	(31.7)
Indemnified environmental maintenance capital expenditures	(3.6)

Maintenance Capital – 2004 Actual Results	$18.2

(1)	Excludes environmental expenses.
(2)	Our Compensation Committee approved these as adjustments to total cost because the increased expenses were outside the control of the employees.
(3)	Because these are non-cash expenses, our Compensation Committee agreed that they should be excluded from the determination of this performance metric.
(4)	Because of the accounting treatment that is required for product gains and losses, our Compensation Committee agreed that these costs should be excluded from the determination of this performance metric.
(5)	During 2003, Williams sold its ownership interest in us. As a result of that transaction, we incurred costs associated with migrating off of Williams operational and financial systems to our own. Our Compensation Committee agreed that these costs should be excluded from the determination of this performance metric

Revenues:
Total revenues – fiscal year 2004	$695.4
Product purchases(1)	(255.6)
Revenues associated with pipeline acquisition completed during 2004	(16.9)
Other	0.6

Revenues – 2004 Actual Results	$423.5

(1)	The revenue metric for 2004 did not include total product revenues; however, the metric did include the gross margin associated with product sales. As a result, the cost of product purchases is excluded from total revenues for determination of the actual metric results for the year.

The long-term component, with a 60% weight, was based on pro forma distributable cash flow per limited partner unit outstanding for the fiscal year ended December 31, 2006. The result of this component was stretch performance as indicated in the table below.

Metric	2006 Pro Forma Results	Threshold	Target	Stretch	Calculated Payout Percentage
2006 Pro Forma Distributable Cash Flow (per limited partner unit outstanding)	$2.69	$1.95	$1.99	$2.05	200%

Reconciliation of Pro Forma Distributable Cash Flow Per Limited Unit Outstanding

to Net Income for the Fiscal Year Ended December 31, 2006

($ in millions, except per unit amounts)

Net income		$192.7
Add:	Depreciation and amortization(1)	60.9
	Debt placement fee amortization(1)	2.7
	Reimbursable general and administrative expense(2)	1.7
	Asset retirements(1)	7.9
	Previously indemnified expenses(3)	8.9
	LTIP expense(1)	10.8
	Distribution from equity investment	4.1
	Other	(2.4)
	Pro Forma adjustment for acquisitions & organic growth(4)	3.8
Less:	Equity earnings(1)	(3.3)
	Net maintenance capital(7)	(26.4)

Distributable cash flow(5)		$261.4

Distributable cash flow allocated to our general partner(6)		$83.0

Distributable cash flow per limited partner unit outstanding(5)		$178.4

Weighted average number of limited partner units outstanding used for basic net income per unit calculation		66.4

Pro forma distributable cash flow per limited partner unit outstanding(4)		$2.69

(1)	Depreciation and amortization, debt placement fee amortization, asset retirements, LTIP expense and equity earnings are items which impact net income but which have no impact on distributable cash flow.
(2)	Pursuant to our partnership agreement, our general partner reimburses us for certain general and administrative expenses (see Affiliate Entity Transactions in Note 12 – Related Party Transactions to our consolidated financial statements for further discussion of this matter). Therefore, these expenses have been added back to net income to determine distributable cash flow.
(3)	During 2004, we and our general partner entered into an agreement with a former affiliate to settle certain of its indemnification obligations to us (see Note 18 – Commitments and Contingencies to our consolidated financial statements for further discussion of this matter). As a result of this settlement, we have already been reimbursed for certain environmental and other costs charged against net income. Therefore, these costs, designated as previously indemnified expenses above, have been added back to net income to determine distributable cash flow.
(4)	The pro forma adjustment assumes that organic capital investments totaling $65.6 million that were put into service during 2006 had been in service and were paid for with borrowings from our revolving credit facility as of January 1, 2006.
(5)	Does not reflect changes in working capital.
(6)	The amount of distributable cash flow allocated to our general partner is based on the cash distributions that would be paid to our general partner assuming a total cash distribution amount equal to our distributable cash flow.
(7)	Maintenance capital net of reimbursements from indemnities or insurance.

Pension Benefits

Effective January 1, 2004, a pension plan was established for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. This pension plan generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.

The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams, a former employer of our NEOs) up to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65. The formula for the accrued single life benefit payable at normal retirement (age 65) is as follows:

•	1.1% -times- Final Average Pay as of December 31, 2006 -times- Years of Service Projected to Age 65 (including years with Williams)

-plus-

•	0.45% -times- Final Average Pay as of December 31, 2006 in excess of Social Security-Covered Compensation -times- Years of Service Projected to Age 65 (including years with Williams)

-minus-

•	Estimated Frozen Accrued Benefit as of December 31, 2003 Payable from Williams at Age 65

-times-

•	Service Ratio (Years of Service since December 31, 2003/Years of Service Possible After December 31, 2003 up to age 65)

The pension plan offers payment options in the form of a single life annuity, joint and survivor life annuity and/or lump sum.

Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits. We do not provide a SERP benefit for our NEOs for any reason including compensation limits imposed by the IRS.

The present value of accumulated benefits for our NEOs under the Magellan Pension Plan as of December 31, 2006 was as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Don R. Wellendorf, CEO	Magellan Pension Plan	27	$57,417
John D. Chandler, CFO	Magellan Pension Plan	14	$15,403
Michael N. Mears	Magellan Pension Plan	21	$24,094
Richard A. Olson	Magellan Pension Plan	25	$34,661
Lonny E. Townsend	Magellan Pension Plan	15	$40,271
Jay A. Wiese	Magellan Pension Plan	24	$55,650

The present value of accumulated benefits for each NEO was calculated as of December 31, 2006 based upon standard plan assumptions of a 5.75% discount rate and the RP2000 mortality tables. For full disclosure of all significant assumptions used by the pension plan, please refer to Note 11 – Employee Benefit Plans to our consolidated financial statements.

Potential Payments Upon Termination or Change-In-Control

None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with any termination or change-in-control of our general partner. Payments to our NEOs associated with a change-in-control of our general partner are provided for under the Magellan Severance Plan and under the LTIP. The amount of compensation payable to each NEO in each termination situation is listed in the table below. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2006; (ii) payouts relative to the 2006 AIP were based on 2006 actual results; (iii) payouts under the LTIP are based on target level of performance and $38.60 per unit, the closing price of our limited partner units on December 31, 2006.

Potential Benefits and Payments Upon Termination or Change-In-Control

As of December 31, 2006

NEO	Potential Payments
	Voluntary Termination(1)	Normal Retirement(2)	Involuntary Not for Cause Termination(3)	For Cause Termination(4)	Involuntary or Good Reason Termination (Change-In- Control)(5)	Death or Disability(6)
Compensation and Benefit Plans
Don R. Wellendorf, CEO:
AIP	—	$310,344	—	—	—	$310,344
LTIP	—	$467,878	—	—	$1,883,680	$467,878
Severance Benefits	—	—	$375,000	—	$375,000	—
Subsidized COBRA Benefits	—	—	$4,313	—	$4,313	—

Total	—	$778,222	$379,313	—	$2,262,993	$778,222

John D. Chandler, CFO:
AIP	—	$130,272	—	—	—	$130,272
LTIP	—	$252,192	—	—	$1,009,776	$252,192
Severance Benefits	—	—	$113,077	—	$113,077	—
Subsidized COBRA Benefits	—	—	$5,122	—	$5,122	—

Total	—	$382,464	$118,199	—	$1,127,975	$382,464

Michael N. Mears:
AIP	—	$130,272	—	—	—	$130,272
LTIP	—	$213,630	—	—	$855,376	$213,630
Severance Benefits	—	—	$169,615	—	$169,615	—
Subsidized COBRA Benefits	—	—	$2,042	—	$2,042	—

Total	—	$343,902	$171,657	—	$1,027,033	$343,902

Richard A. Olson:
AIP	—	$123,801	—	—	—	$123,801
LTIP	—	$213,630	—	—	$855,376	$213,630
Severance Benefits	—	—	$192,308	—	$192,308	—
Subsidized COBRA Benefits	—	—	$5,809	—	$5,809	—

Total	—	$337,431	$198,117	—	$1,053,493	$337,431

Lonny E. Townsend:
AIP	—	$123,801	—	—	—	$123,801
LTIP	—	$213,630	—	—	$855,376	$213,630
Severance Benefits	—	—	$115,385	—	$115,385	—
Subsidized COBRA Benefits	—	—	$5,179	—	$5,179	—

Total	—	$337,431	$120,564	—	$975,940	$337,431

Jay A. Wiese(7):
AIP	—	—	—	—	—	—
LTIP	—	—	—	—	—	—
Severance Benefits	—	—	—	—	—	—
Subsidized COBRA Benefits	—	—	—	—	—	—

Total	—	—	—	—	—	—

(1)	Voluntary Termination – NEO resigns his position within the organization.
(2)	Normal Retirement – The amounts above assume the NEO retires from the organization at age 65 and has at least 5 years of vesting service with the organization.

(3)	Involuntary Not for Cause Termination – Position elimination.
(4)	For Cause Termination – NEOs termination of employment resulted from; (i) willful failure by the NEO to substantially perform his or her duties, (ii) gross negligence or willful misconduct of the NEO which results in a significantly adverse effect upon the organization, (iii) willful violation or disregard of the code of business conduct or other published policy of the organization, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm, financial or otherwise, to the organization.
(5)	Involuntary or for Good Reason Termination – A termination within two years of a change-in-control that occurs on an involuntary basis without cause as described above or on a voluntary basis for Good Reason defined in the Magellan Severance Plan and the LTIP.
(6)	Death or Disability – Disability is defined as meeting the requirements for qualification for benefits under the Magellan Long-Term Disability Plan.
(7)	Mr. Wiese left the Company on October 20, 2006 and the table above represents the benefits and payments he received as a result of his departure.

Director Compensation

Independent directors of our general partner’s board of directors receive annually a retainer of $30,000 plus our limited partner units valued at $50,000 on the grant date. Independent directors also receive a meeting fee of $1,500 for each board of director and committee meeting they attend. The chairman of each of the Compensation and Conflicts Committees receive an additional annual retainer of $10,000 and the chairman of the Audit Committee receives an additional annual retainer of $15,000. The chairman of each of these committees is an independent director. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law. Details of amounts earned by the independent members of our general partner’s board of directors for the fiscal year ended December 31, 2006 are as follows:

Name	Fees Earned or Paid in Cash(1)	Unit Awards(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John P. DesBarres	$67,000	$50,030	—	—	$117,030
James R. Montague	$67,000	$50,030	—	—	$117,030
George A. O’Brien, Jr.	$70,500	$50,030	—	—	$120,530

(1)	The fees earned by our independent directors during 2006 were are follows:

John DesBarres:
Annual retainer	$30,000
Retainer for chairing our Compensation Committee	10,000
Attendance at 18 meetings during 2006	27,000

Total	$67,000

James R. Montague:
Annual retainer	$30,000
Retainer for chairing the Conflicts Committee	10,000
Attendance at 18 meetings during 2006	27,000

Total	$67,000

George A. O’Brien, Jr.:
Annual retainer	$30,000
Retainer for chairing the Audit Committee	15,000
Attendance at 17 meetings during 2006	25,500

Total	$70,500

(2)	During 2006, each of the independent directors received performance awards consisting of our common units as set forth below, of which the only assumption is the closing market price of our common units on the grant date:

Date	Units Awarded	Fair Value on Grant Date	Total Compensation
01/06/06	754	$33.16	$25,003
07/31/06	705	$35.50	25,027

Total	1,459		$50,030

Other directors of our general partner during 2006 were Jim H. Derryberry (who resigned effective October 24, 2006), Patrick C. Eilers, N. John Lancaster, Jr. (who resigned effective January 30, 2007), Thomas S. Souleles and Don R. Wellendorf. These non-independent directors received no compensation for their service on our general partner’s board of directors or its committees.

Pursuant to the Director Deferred Compensation Plan which was effective October 1, 2006, John DesBarres elected to defer all cash and equity compensation earned between October 1, 2006 and December 31, 2006, which was $6,000. Mr. DesBarres’ account was credited with 154 phantom units on December 1, 2006, as the fair value of our limited partner units on that date was $38.85. Mr. Montague elected to defer only equity compensation earned between October 1, 2006 and December 31, 2006, of which there was none. Mr. O’Brien did not defer any compensation earned during this period.

Distribution equivalents will be earned on phantom units held in each director’s deferred compensation account when distributions are paid on our outstanding limited partner units. The distribution equivalents will be converted into additional phantom units with distribution equivalent rights.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2006 audit. In connection with this audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2005 and 2006, for reviews of our consolidated financial statements included in our Forms 10-Q for 2005 and 2006, for consultation concerning financial accounting and reporting standards during 2005 and 2006, for procedures related to registration statements and other SEC filings in 2005 and 2006 and for an audit of internal controls over financial reporting for 2005 and 2006 were $1,011,800 and $1,053,694, respectively.

Audit-Related Fees

The aggregate fees billed during fiscal years 2005 and 2006 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” were $238,000 and $217,100, respectively. These services were primarily associated with benefit plan audits and agreed-upon procedures related to information provided to the Environmental Protection Agency pursuant to the EPA’s Reformulated Gasoline Program.

Tax Fees

The aggregate fees billed in fiscal years 2005 and 2006 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $25,526 and $58,080, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2005 and 2006 for products and services provided by Ernst & Young LLP, other than as set forth above.

Affiliate Fees

MGG and MGG Midstream Holdings, our affiliates, paid audit and tax fees to Ernst & Young LLP of $779,441 in 2005 and $311,272 in 2006.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED UNITHOLDER MATTERS

The following table sets forth as of February 15, 2007 the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and nominees of our general partner’s board of directors; (3) the NEOs of our general partner, excluding Jay A. Wiese who left the Company on October 20, 2006; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Our Common Units	Percentage of Common Units
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(1)	4,811,761	7.3%
Tortoise Capital Advisors, L.L.C.(2)	3,700,693	5.6%
John P. DesBarres	12,477	*
Patrick C. Eilers	—	—
Thomas T. Macejko, Jr.	—	—
James R. Montague	10,344	*
George A. O’Brien, Jr.	4,992	*
Thomas S. Souleles	—	—
Don R. Wellendorf	59,806	*
John D. Chandler	25,404	*
Michael N. Mears	14,933	*
Richard A. Olson	16,435	*
Lonny E. Townsend	12,799	*
All Current Directors and Executive Officers as a Group (13 persons)	171,327	*

*	represents less than 1%

(1)	A filing with the SEC on February 2, 2007 indicates that Kayne Anderson Capital Advisors, L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Richard A. Kayne, an individual, are or may be deemed to be the joint beneficial owners of the number of common units indicated in the table. The address of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne is 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067.
(2)	A filing with the SEC on February 13, 2007 indicates that Tortoise Capital Advisors, L.L.C., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, are or may be deemed to be the beneficial owners of the number of common units indicated in the table. The address of Tortoise Capital Advisors, L.L.C. is 10801 Mastin Blvd, Suite 222, Overland Park, Kansas 66210.

MGG owns our general partner, which owns an approximate 2% general partner interest in us and all of our incentive distribution rights. MGG is publicly-traded on the NYSE under the ticker symbol MGG. The following table sets forth as of February 15, 2007 the number of MGG common units beneficially owned by: (1) MGG Midstream Holdings, L.P, an affiliate, (2) the current directors and nominees of our general partner’s board of directors; (3) the NEOs of our general partner, excluding Jay A. Wiese who left the Company on October 20, 2006; and (4) all current directors and executive officers of our general partner as a group.

Name of Director, Nominee or Named Executive Officer	MGG Common Units	Percentage of Common Units
MGG Midstream Holdings, L.P.	40,646,551	64.9%
John P. DesBarres	1,000	*
Patrick C. Eilers	—	—
Thomas T. Macejko, Jr.	—	—
James R. Montague	1,000	*
George A. O’Brien, Jr.	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	—	—
John D. Chandler	—	—
Michael N. Mears	—	—
Richard A. Olson	—	—
Lonny E. Townsend	—	—
All Current Directors and Executive Officers as a Group (13 persons)	2,000	*

*	represents less than 1%

The following table sets forth as of February 15, 2007 the number of Class B common units of MGG Midstream Holdings, L.P., the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner, beneficially owned by: (1) the current directors and nominees of our general partner’s board of directors; (2) the NEOs of our general partner, excluding Jay A. Wiese who left the Company on October 20, 2006; and (3) all current directors and executive officers of our general partner as a group. The Class B common units constitute 5.8% of the total ownership of MGG Midstream Holdings, L.P.

Name of Director, Nominee or Named Executive Officer	MGG Midstream Holdings, L.P. Class B Common Units	Percentage of Total Class B Common Units
John P. DesBarres	—	—
Patrick C. Eilers	—	—
Thomas T. Macejko, Jr.	—	—
James R. Montague	—	—
George A. O’Brien, Jr.	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	215,000	26.3%
John D. Chandler	150,000	18.3%
Michael N. Mears	150,000	18.3%
Richard A. Olson	—	—
Lonny E. Townsend	50,000	6.1%
All Current Directors and Executive Officers as a Group (13 persons)	715,000	87.4%

Change-in-Control

MGG Midstream Holdings, L.P. is the sole owner of the general partner of MGG and MGG is the sole owner of our general partner. MGG Midstream Holdings, L.P. has pledged all of its interests in MGG GP and MGG pursuant to a Credit Agreement dated as of December 21, 2005 between MGG Midstream Holdings, L.P., as borrower, and Goldman Sachs & Co., as administrative agent, and the other lenders parties thereto. A default by MGG Midstream Holdings, L.P. under this Credit Agreement could indirectly result in a change-in-control of us.

Securities Authorized for Issuance under Equity Compensation Plans

The table set forth below provides information concerning the various types of awards that may be issued from the LTIP, including phantom units and performance awards as of December 31, 2006. For more information regarding the material features of the LTIP, please read Note 16 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Not Approved by Security Holders	318,588	477,161
Total	318,588	477,161

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the LTIP. Awards may also be settled in cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Transactions with Related Persons

Because our distributions have exceeded target levels as specified in our partnership agreement, our general partner receives 50%, including its approximate 2% general partner interest, of any incremental cash distributed per limited partner unit. Distributions paid to our general partner in 2006, based on its general partner interest and incentive distribution rights, totaled $56.3 million. Our general partner is owned by MGG. Certain of our executive officers of our general partner collectively own approximately 5.1% of MGG Midstream Holdings, L.P., which owns approximately 65% of MGG, and, therefore, also indirectly benefit from these distributions. For more information regarding our executive officers’ ownership of MGG Midstream Holdings, L.P. as evidenced by the Class B common units, please read “Security Ownership of Certain Beneficial Owners and Management.”

We reimburse MGG GP for the costs of employees necessary to conduct our operations pursuant to a services agreement. The affiliate payroll and benefits accrual associated with this agreement at December 31, 2006 was $18.7 million. The long-term affiliate pension and benefits accruals associated with this agreement at December 31, 2006 were $29.3 million. We settle our affiliate payroll, payroll-related expenses and non-pension post-retirement benefit costs with MGG GP on a monthly basis.

We pay MGG and MGG GP for direct and indirect G&A expenses incurred on our behalf pursuant to an omnibus agreement that expires on December 31, 2010. MGG, in turn, reimburses us for expenses (excluding equity-based compensation) in excess of a G&A cap as described below:

•	The reimbursement obligation is subject to a lower cap amount, which is calculated as follows:

o	The lower cap is adjusted by the greater of: (i) 7%, or (ii) the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. However, the reimbursement amount is also adjusted for acquisitions, construction projects, capital improvements, replacements or expansions that we complete that are expected to increase our G&A costs. In 2006, MGG reimbursed us $1.7 million in excess of a lower cap amount of $52.7 million. The lower cap was increased to $56.4 million on January 1, 2007.

o	The expense reimbursement limitation excludes expenses associated with equity-based incentive compensation plans.

•

The reimbursement limitation is further subject to an upper cap amount. MGG is not required to reimburse us for any G&A expenses that exceed this upper cap amount. The upper cap is calculated as follows:

o	The upper cap is increased annually by the lesser of: (i) 2.5%, or (ii) the percentage increase in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. The upper cap will also be adjusted for acquisitions, construction projects and capital improvements, replacements or expansions that we complete that are expected to increase our G&A costs. For 2006, the upper cap was $59.0 million. Our G&A expenses have not exceeded the upper cap since this agreement was executed. The upper cap was increased to $60.5 million on January 1, 2007.

A former executive officer of our general partner had an investment in MGG Midstream Holdings, L.P., an affiliate of us and our general partner. This former executive officer left the company during the fourth quarter of 2006 and, at that time, we were allocated $3.0 million of G&A compensation expense associated with certain distribution payments made by MGG Midstream Holdings, L.P. to this individual over the past three years. Because this was a non-cash expense, we deducted it from the total G&A expense.

When MGG purchased our general partner interest in June 2003, it agreed to assume obligations for $21.9 million of our environmental liabilities. Those obligations were paid in full by December 31, 2006.

MGG is partially owned by an affiliate of the Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“CRF”). As of December 31, 2006, one of the members of our general partner’s seven-member board of directors was a representative of CRF. The board of directors of our general partner had adopted procedures internally to assure that our proprietary and confidential information is protected from disclosure to competing companies in which CRF owns an interest. As part of these procedures, CRF agreed that none of its representatives would serve on our general partner’s board of directors and on the boards of directors of competing companies in which CRF owns an interest. Effective January 30, 2007, all of the representatives of CRF have resigned from the board of directors of our general partner.

On January 25, 2005, CRF, through affiliates, acquired general and limited partner interests of SemGroup, L.P. (“SemGroup”). CRF’s total combined general and limited partner interests in SemGroup are approximately 30%. One of the members of the seven-member board of directors of SemGroup’s general partner is a nominee of CRF, with three votes on that board. We are a party to a number of transactions with SemGroup and its affiliates. A summary of these transactions is provided in the following table (in millions):

Year Ended December 31, 2006
Product sales revenues	$177.1
Product purchases	63.2
Terminalling and other services revenues	4.4
Storage tank lease revenue	3.4
Storage tank lease expense	1.0

In addition to the above, we provide common carrier transportation services to SemGroup. As of December 31, 2006, we had recognized a receivable of $4.0 million from, and a payable of $18.8 million to, SemGroup and its affiliates.

In February 2006, we signed an agreement with an affiliate of SemGroup under which we agreed to construct two 200,000 barrel tanks on our property at El Dorado, Kansas, to sell these tanks to SemGroup’s affiliate and to lease these tanks back under a 10-year operating lease. During 2006, we received $6.1 million associated with this transaction from SemGroup’s affiliate. During 2006, we incurred construction costs of $6.1 million for these tanks and we estimate we will incur additional costs of approximately $1.0 million in 2007. The loss on the sale of these tanks will be deferred and amortized over the 10-year life of the lease. We and SemGroup’s affiliate have further agreed that in exchange for its lease of these tanks, we will provide 400,000 barrels of storage on our pipeline system. In addition, we and SemGroup’s affiliate have entered into a separate storage tank maintenance agreement which specifies that we will, at our own cost, provide routine maintenance for the tanks over the initial 10-year term of the lease. The fair value of this maintenance agreement was estimated at $0.1 million, which was recorded as a deferred cost and will be recognized over the 10-year life of the lease. In return for these agreements, SemGroup agreed to a three-year throughput agreement on our pipeline.

Review, Approval or Ratification of Transactions with Related Persons

Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors adopted a written policy on October 26, 2006, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By the conflicts committee of our general partner’s board of directors;

•

If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2006, we are not aware of any late filings.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to all employees providing services to us. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2008

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2008 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. In addition, if you nominate persons for election to our general partner’s board of directors for the 2008 annual meeting and if a person is elected whose nomination for election to our general partner’s board was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors, then a change-in-control of our general partner will be deemed to occur under the omnibus agreement. In that event, the contractual limitations in the omnibus agreement on the amount of general and administrative expenses that we are required to pay MGG GP and certain of its affiliates would no longer apply and we could incur increased general and administrative expenses.

In order to nominate persons to our general partner’s board of directors at the 2008 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 27, 2007, nor earlier than the close of business on December 12, 2007. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2008 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex A

FIRST AMENDMENT TO

MAGELLAN MIDSTREAM PARTNERS’

LONG-TERM INCENTIVE PLAN

April 25, 2007

This First Amendment (this “Amendment”) to the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated effective October 26, 2006 (the “Plan”), is effective as of April 25, 2007 upon the receipt of approval of the common unitholders at the 2007 Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. (the “Partnership”). Capitalized terms used but not defined herein are used as defined in the LTIP.

RECITALS:

WHEREAS, the Plan’s purpose is to promote the interests of the Partnership by providing to directors of Magellan GP, LLC, its general partner, and employees who perform services for the Partnership incentive compensation awards for superior performance and to enhance the ability of the Partnership to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership; and

WHEREAS, the Partnership desires to amend the Plan to increase the total number of common units authorized to be issued under the Plan from 1,400,000 to 3,200,000 common units in order to further the purpose of the Plan.

NOW THEREFORE, the Plan is amended as follows:

Section 1. Amendment.

(a)	Section 4(a) is hereby amended and restated in its entirety to read as follows:

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 3,200,000. If any Phantom Units is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Awards, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Awards may be granted.

Section 2. Ratification of the Plan. Except as expressly modified and amended herein, all of the terms and conditions of the Plan shall remain in full force and effect.

Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

Magellan Midstream Partners, L.P. By: Magellan GP, LLC, its General Partner

By:
Name:	Don R. Wellendorf
Title:	Chairman, President and CEO

A-1

SEVENTH AMENDED AND RESTATED

MAGELLAN MIDSTREAM PARTNERS

LONG-TERM INCENTIVE PLAN

October 26, 2006

SECTION 1. Purpose of the Plan.

The Magellan Midstream Partners Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing to directors of Magellan GP, LLC, a Delaware limited liability company (the “Company”) and the general partner of the Partnership, and employees of its Affiliates who perform services for the Partnership incentive compensation awards for superior performance that are based on Units. Solely for the purposes of determining those employees eligible for participation in the Plan, Magellan Midstream Holdings GP, LLC (“MMHGP, LLC”) and its Affiliates shall be deemed to be Affiliates of the Company for so long as MMHGP, LLC and/or its Affiliates own a 50% or greater membership interest in the Company. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means a Phantom Unit or Performance Award granted under the Plan and shall include any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.

“Director” means a member of the Board who is not an Employee.

“Disability” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan is applicable to the Participant, as determined by the Committee.

“Employee” means any employee of the Company or an Affiliate who performs services for the Partnership, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the payment date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P, as it may be amended or amended and restated from time to time.

“Performance Award” means a right, granted under Section 6(b) hereof, to receive Awards based upon performance criteria specified by the Committee.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not payable to the Participant, which for a Phantom Unit Award is generally three years.

“Retirement” shall have the meaning ascribed to such term in the Company’s governing tax-qualified retirement plan, or if no such plan is applicable to the Participant, as determined by the Committee.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a common unit of the Partnership.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 8, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a Director. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled, canceled or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.

SECTION 4. Units.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 1,400,000. If any Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Awards may be granted.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.

(c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted and (ii) the number and type of Units (or other securities or property) subject to outstanding Awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) Forfeiture. Except as otherwise provided in the terms of the Phantom Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Phantom Units shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 9(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(b) Performance Awards. The Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Right to Payment. A Performance Award shall confer upon Participant rights, valued as determined by the Committee, and payable to the Participant to whom the Performance Award is granted, in whole or in part, as the Committee shall establish at grant or thereafter. The performance criteria and all other terms and conditions of the Performance Award shall be determined by the Committee upon the grant of each Performance Award or thereafter.

(ii) Other Terms. A Performance Award may be denominated or payable in cash, deferred cash, Units, other Awards or other property, and other terms of Performance Awards shall be as determined by the Committee.

(c) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, however, that Awards may be transferred by will and the laws of descent and distribution.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine.

SECTION 7. Change in Control.

(a) Awards Granted Prior to a Change in Control. If, within two (2) years following a Change in Control, a Participant has a Termination of Affiliation (excluding any transfer to an Affiliate of the Company) voluntarily for Good Reason or involuntarily (other than due to Cause), Awards granted prior to a Change in Control, shall automatically vest and become payable or exercisable, as the case may be, in full, and all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level with respect to such Awards.

(b) Definitions. For purposes of this Section 7 only, the following terms shall have the meanings set forth below:

(i) “Cause” means, unless otherwise defined in an Award Agreement, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Committee: (i) willful failure by a Participant to substantially perform his or her duties (as they existed immediately prior to a Change of Control), other than any such failure resulting from a Disability, or (ii) gross negligence or willful misconduct of the Participant which results in a significantly adverse effect upon the Company, the Partnership, or an Affiliate thereof, or (iii) willful violation or disregard of the code of business conduct or other published policy of the Company, the Partnership, or an Affiliate thereof by the Participant, or (iv) Participant’s conviction of a crime involving an act of fraud, embezzlement, theft, or any other act constituting a felony or causing material harm, financial or otherwise, to the Company, the Partnership, or an Affiliate thereof.

(ii) “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership, the Company or Magellan Midstream Holdings, L.P. (“MMH, L.P.”) or MGG Midstream Holdings, L.P. (“MGGH, L.P.”) to any Person or its controlling Affiliates, other than to MMHGP, LLC and/or its Affiliates; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by MMH, L.P., MMHGP, LLC and/or their controlling Affiliates; (iii) the general partner (whether the Company or any other Person) of the Partnership ceases to be an Affiliate of MMHGP, LLC, (iv) the sale, consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interest of MMHGP, LLC ceases to be owned by MGGH, L.P., MGG Midstream Holdings GP, LLC (“MGGHGP, LLC”) and/or their controlling Affiliates (v) the general partner (whether MMHGP, LLC or any other Person) of MMH, L.P. ceases to be an Affiliate of MGGHGP, LLC or (vi) the sale, consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in MGGHGP, LLC is owned by Persons not having an ownership position in MGGHGP, LLC on January 1, 2006.

(iii) “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company, the Partnership, or an Affiliate thereof.

(iv) “Good Reason” means, unless otherwise defined in an Award Agreement, the occurrence, within two years following a Change of Control and without a Participant’s prior written consent, of any one or more of the following:

(1) a material change in the Participant’s duties from those assigned to the Participant immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation, in which case the Participant shall be deemed to consent;

(2) a significant reduction in the authority and responsibility assigned to the Participant;

(3) the removal of the Participant from, or failure to reelect the Participant to, any corporate or similar office of the Company, the Partnership, or an Affiliate thereof to which the Participant may have been elected and was occupying immediately prior to a Change of Control, unless associated with a bona fide promotion of the Participant and a commensurate increase in the Participant’s compensation or in connection with the election or appointment of the Participant to a corresponding or higher office of the Company or any Affiliate, in each which case the Participant shall be deemed to consent;

(4) reduction of a Participant’s base salary;

(5) termination of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control, unless such plan is replaced by a successor plan providing incentive opportunities and awards at least as favorable to the Participant as those provided in the plan being terminated;

(6) amendment of any of the incentive compensation plans of the Partnership or the Company in which the Participant shall be participating at the time of a Change of Control so as to provide for incentive opportunities and awards less favorable to the Participant than those provided in the plan being amended;

(7) failure by the Company, the Partnership, or an Affiliate thereof to continue the Participant as a participant in any of the Company’s or Partnership’s incentive compensation plans in which the Participant is participating immediately prior to a Change of Control on a basis comparable to the basis on which other similarly situated employees participate in such plan;

(8) except in relation to a wage freeze applicable to all employees of the Company, the Partnership, or an Affiliate thereof, modification of the administration of any of the incentive compensation plans so as to adversely affect the level of incentive opportunities or awards actually received by the Participant;, or

(9) a requirement by the Company, the Partnership, or an Affiliate thereof that the Participant’s principal duties be performed at a location more than fifty (50) miles from the location where the Participant was employed immediately preceding the Change of Control, except for travel reasonably required in the performance of the Participant’s duties.

SECTION 8. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 8(b) below, the Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award or other Person.

(b) Amendments to Awards. Subject to Section 8(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided (i) the Committee may not reprice the Awards and (ii) no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 8(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 9. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes. In no event shall the withholding for taxes exceed that which is necessary to satisfy the employer’s minimum withholding requirements. Units withheld for the payment of taxes shall not again be Units with respect to which Awards may be granted.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware law without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act.

(g) No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 10. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or Units are no longer available for the payment of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

VOTING INSTRUCTIONS

You can vote your units in one of three ways:

TELEPHONE***INTERNET***MAIL

24 hours a day – 7 days a week

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE.

Vote-by-Internet

Log on to the Internet and go to http://www.cesvote.com. Have your proxy card in hand when you access the website and follow the instructions. Internet votes must be received by the beginning of the annual meeting at 10:00 a.m. (Central Time) on April 26, 2006.

Vote-by-Telephone

Call toll-free (in the U.S.) 1-888-693-8683. Have your proxy card in hand when you call and follow the instructions. Telephone votes must be received by the beginning of the annual meeting at 10:00 a.m. (Central Time) on April 25, 2007.

Your Internet and telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return in the postage-paid envelope.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ANNUAL MEETING — APRIL 25, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAGELLAN GP, LLC, THE GENERAL PARTNER OF

MAGELLAN MIDSTREAM PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Don R. Wellendorf and Lonny E. Townsend, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the annual meeting or any adjournments thereof, the common units of Magellan Midstream Partners, L.P. that the undersigned would be entitled to vote if personally present at the annual meeting to be held on April 25, 2007, and at any and all adjournments thereof, on the proposals set forth below and on the transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from common unitholders in favor of adopting the proposals set forth below.

THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	The election of three Class II directors to our general partner’s board of directors to serve until our 2010 annual meeting of limited partners.

To vote for all nominees, check the box “FOR”. To withhold authority to vote for all nominees, check the box “WITHHELD”. To withhold authority to vote for any individual nominee, check the box “FOR” and strike a line through the nominee’s name in the list below:              01 John P. DesBarres              02 Patrick C. Eilers              03 Thomas T. Macejko, Jr.

FOR	WITHHOLD
☐	☐

2.	The amendment of the Magellan Midstream Partners’ Long-Term Incentive Plan, as amended and restated, to increase the total number of common units authorized to be issued under the plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

(Continued and to be signed on reverse side)

Your common units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSALS, IT WILL BE VOTED IN FAVOR OF THE PROPOSALS.

Signature:

Signature:

Date:

Note: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.